Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FREMONT MICHIGAN INSURACORP, INC.

(Exact name of Registrant as specified in its charter)

Michigan	42-1609947
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

933 E. Main St.	49412
(Address of principal executive offices)	(Zip Code)

(231) 924-0300

(Registrant’s telephone number, including area code)

Fremont Michigan InsuraCorp, Inc. Stock Based-Compensation Plan

(Full Title of the Plan)

Richard E. Dunning

President and Chief Executive Officer

Fremont Michigan InsuraCorp, Inc.

933 E. Main St.

Fremont, MI 49412

(Name and Address of Agent for Service)

Telephone Number, Including Area Code, of Agent for Service: (231) 924-0300

Copies to:

Paul D. Yared, Esquire

Andrew L. Rassi, Esquire

Siebers Mohney, PLC

125 Ottawa Ave. NW, Suite 400

Grand Rapids, MI 49503

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock	43,105 shares	(1)	$20.025	$472,203	$55.58

(1)	The number of shares being registered is the total number of shares available for grant of awards under the Fremont Michigan InsuraCorp, Inc. Stock-Based Compensation Plan that have not previously been registered.
(2)	For the 39,000 shares subject to outstanding but unexercised options, the price is computed on the basis of the $10.00 per share exercise price. For the remaining 4,105 shares under the Plan and for purposes of computing the registration fee only, the price shown is based on the price of $20.025 per share, the average of the bid and asked price for the Common Stock of the Registrant as reported on the OTC Bulletin Board on September 23, 2005, in accordance with Rule 457(h).

Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1033, as amended (the “Act”), is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Fremont Michigan InsuraCorp, Inc. (the “Company” or “Registrant”) with the Commission are incorporated by reference in this Registration Statement:

(a) The Company’s Annual Report on Form 10-K for the year ending December 31, 2004;

(b) The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005; and

(c) The description of the Common Stock of the Company under “Description of Securities” contained in the Registration Statement on Form S-1 (No. 333-112414).

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the termination of the offering of the Common Stock covered by this Registration Statement shall be deemed to be incorporated herein by reference and to be a part hereof from the respective date of filing of each such document.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is organized under the Michigan Business Corporation Act (the “MBCA”) which, in general, empowers Michigan corporations to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney’s fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

The MBCA also empowers Michigan corporations to provide similar indemnity to such a person for expenses, including attorney’s fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, except in respect of any claim, issue or matter in which the person has been found liable to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances, in which case indemnification is limited to reasonable expenses incurred. If a person is successful in defending against a derivative action or third-party action, the MBCA requires that a Michigan corporation indemnify the person against expenses incurred in the action.

The MBCA also permits a Michigan corporation to purchase and maintain on behalf of such a person insurance against liabilities incurred in such capacities.

The MBCA further permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty. However, the MBCA does not eliminate or limit the liability of a director for any of the following: (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 551 of the MBCA; or (iv) an intentional criminal act.

The Company’s Articles of Incorporation limit liability to the maximum extent permitted by law. The Company’s Articles of Incorporation provide that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of the director’s fiduciary duty. However, they do not eliminate or limit the liability of a director for any of the following (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or its shareholders; (iii) a violation of Section 551 of the Michigan Business Corporation Act; or (iv) an intentional criminal act. As a result of the inclusion of such a provision, shareholders of the Company may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions.

The Company’s Bylaws require the Company to indemnify its directors, officers, employees and agents to the fullest extent permitted by law, for expenses, judgments, penalties, fines and amounts paid in settlement in connection with any pending, threatened or completed action, suit or proceeding (other than by or in the right of the Company), to which any such person was made a party by reason of the fact that he or she was acting in such capacity for the Company or was serving as such for another corporation or enterprise at the Company’s request. Such indemnification will be provided if such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company or its shareholders, or in respect to a criminal proceeding, had no reasonable cause to believe such conduct was unlawful. In actions by or in the right of the Company, indemnification is limited to expenses, including attorney fees, and amounts paid in settlement, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or its shareholders. The Company’s bylaws also provide that the Company may provide insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or was at the request of the Company serving as a director, officer, employee, or agent of another entity, with respect to any liability incurred or asserted by or against them as a result of their status with the Company or such other entity. The Company has obtained such insurance.

The Company has entered into certain indemnification agreements with its directors. The indemnification agreements provide the Company’s directors with indemnification to the maximum extent permitted by the MBCA. The directors of the Company also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the Company for this purpose

The above discussion of the MBCA, the Company’s Articles of Incorporation and Bylaws, and the indemnification agreements is not intended to be exhaustive and is qualified in its entirety by reference to such statute, Articles of Incorporation, Bylaws and agreements.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with this Registration Statement:

3.1	Articles of Incorporation of Fremont Michigan InsuraCorp, Inc. (Incorporated by reference to Exhibit 3.1 to Registration Statement No. 333-112414 on Form S-1).

3.2	Bylaws of Fremont Michigan InsuraCorp, Inc. (Incorporated by reference to Exhibit 3.2 to Registration Statement No. 333-112414 on Form S-1)

4.1	See Articles of Incorporation, filed as Exhibit 3.1

4.2	Shareholder Rights Agreement dated November 1, 2004 by and between the Company and Registrar and Transfer Company, as Rights Agent (Incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed with the Securities and Exchange Commission on November 3, 2004).

4.3	Certificate of Adoption of Resolution Designating and Prescribing Rights, Preferences and Limitations of Junior Participating Preferred Stock (Incorporated by reference to Exhibit 4.3 to the Company’s Form 8-K filed with the Securities and Exchange Commission on November 3, 2004).

5	Opinion of Siebers Mohney, PLC

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Siebers Mohney, PLC (contained in Exhibit 5)

24	Power of Attorney (see “Signatures”)

99	Fremont Michigan InsuraCorp, Inc. Stock Compensation Plan (filed as an exhibit to the Company’s registration statement on Form S-1, No. 333-112414, and incorporated herein by reference)

Item 9. Undertakings.

(1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) or the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of Michigan on September 29, 2005.

FREMONT MICHIGAN INSURACORP, INC.

By:	/s/ Richard E. Dunning
Richard E. Dunning President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned whose signature appears below hereby constitutes and appoints Richard E. Dunning and Donald VanSingel and each of them acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, under the Securities Act of 1933.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 29, 2005.

Signature	Title
/s/ Richard E. Dunning Richard E. Dunning	President, Chief Executive Officer and Director (principal executive officer)

/s/ Marvin R. Deur Marvin R. Deur	Vice President and Treasurer (principal financial officer)

/s/ Kevin G. Kaastra Kevin G. Kaastra	Vice President and Controller (principal accounting officer)

/s/ Donald VanSingel Donald VanSingel	Chairman of the Board and Director

/s/ Donald E. Bradford Donald E. Bradford	Director

/s/ Michael A. Dekuiper Michael A. DeKuiper	Director

/s/ Jack G. Hendon Jack G. Hendon	Director

/s/ William L. Johnson William L. Johnson	Director

/s/ Jack A. Siebers Jack A. Siebers	Director

/s/ Kenneth J. Schuiteman Kenneth J. Schuiteman	Director

/s/ Harold L. Wiberg Harold L. Wiberg	Director

INDEX TO EXHIBITS

3.1	Articles of Incorporation of Fremont Michigan InsuraCorp, Inc. (Incorporated by reference to Exhibit 3.1 to Registration Statement No. 333-112414 on Form S-1).

3.2	Bylaws of Fremont Michigan InsuraCorp, Inc. (Incorporated by reference to Exhibit 3.2 to Registration Statement No. 333-112414 on Form S-1)

4.1	See Articles of Incorporation, filed as Exhibit 3.1

4.2	Shareholder Rights Agreement dated November 1, 2004 by and between the Company and Registrar and Transfer Company, as Rights Agent (Incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed with the Securities and Exchange Commission on November 3, 2004).

4.3	Certificate of Adoption of Resolution Designating and Prescribing Rights, Preferences and Limitations of Junior Participating Preferred Stock (Incorporated by reference to Exhibit 4.3 to the Company’s Form 8-K filed with the Securities and Exchange Commission on November 3, 2004).

5	Opinion of Siebers Mohney, PLC

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Siebers Mohney, PLC (contained in Exhibit 5)

24	Power of Attorney (included under “Signatures”)

99	Fremont Michigan InsuraCorp, Inc. Stock Compensation Plan (filed as an exhibit to the Company’s registration statement on Form S-1, No. 333-112414, and incorporated herein by reference)